EXHIBIT 21.1

SUBSIDIARIES OF HPS CORPORATE CAPITAL SOLUTIONS FUND

Name	Jurisdiction
HCAP Holdings, LLC	Delaware
HCAP IDF Holdings, LLC	Cayman Islands
HCAP IDF HoldCo, LLC	Delaware
HCAP IDF HoldCo II, LLC	Delaware
HCAP CDF Holdings (KY), LLC	Cayman Islands